Exhibit 99.1

For immediate release

AAR REPORTS SECOND QUARTER FISCAL YEAR 2016 RESULTS

•           Second quarter sales of $423.8 million, up 5.1% from Q2 FY2015

•           Diluted earnings per share from continuing operations of $0.30

•           Cash flow from operations of $47.7 million

WOOD DALE, ILLINOIS (December 17, 2015) — AAR (NYSE: AIR) today reported second quarter fiscal year 2016 consolidated sales of $423.8 million and income from continuing operations of $10.4 million, or $0.30 per diluted share.  For the second quarter of the prior fiscal year, the Company reported sales of $403.3 million and income from continuing operations of $13.9 million, or $0.35 per diluted share.

“Sales in the Aviation Services segment increased 10.3% to $359.6 million in the second quarter as we captured market share and delivered on our industry-leading supply chain and MRO service platforms.  We expect continued strength in this segment as we enter the second half of FY 2016, driven by high utilization across our airframe maintenance facility network and the ramp up of distribution and program contract wins.  We are seeing increasing demand from customers for the solutions we provide,” said David P. Storch, Chairman, President, and Chief Executive Officer of AAR CORP.

Storch continued, “In Expeditionary Services, sales declined 17.1% year-over-year to $64.2 million due to lower demand and delayed decisions for program awards by government customers.  We expect softness in this segment to continue in our third quarter, with improvement in the fourth quarter as the Falkland Islands search and rescue program for the British Ministry of Defense comes online. We feel good about our operational performance and leadership position in this market, and are confident in our ability to win new business.”

In the Aviation Services segment, gross profit increased $4.3 million due to increased sales, while margins declined slightly to 16.2% primarily due to mix in supply chain.  In the Expeditionary Services segment, gross profit declined $11.6 million and margins declined to 2.6% due to the decline in sales and the mix of contract positions at airlift.

Second quarter sales to commercial customers represented 60.0% of consolidated sales, compared to 62.0% of consolidated sales in the second quarter of last year, and sales to government and defense customers represented 40.0% of consolidated sales compared to 38.0% in the prior year’s quarter.

Selling, general and administrative expenses as a percentage of sales were 10.0% for the second quarter, compared to 9.9% last year.  Net interest expense from continuing operations for the quarter was $1.5 million compared to $6.5 million last year as net debt declined to $107.5 million from $542.7 million last year.

During the second quarter, the Company generated $47.7 million in cash flow from operations and reduced net debt by $43.3 million. The Company paid cash dividends of $2.6 million, or $0.075 per share, and repurchased approximately 142,000 shares for $2.8 million, or $19.73 per share.

Average diluted share count for the quarter was 34.6 million compared to 39.1 million in the second quarter last year.

Storch concluded, “We are pleased with our cash generation in the period and feel very good about our capital structure and balance sheet.  We ended the second quarter with a net debt to capital ratio of 11% and have approximately $450 million of available liquidity.  Since March 2015, we have returned approximately $167 million to shareholders through dividends and share repurchases.  Going forward, we will remain disciplined in our capital allocation decisions.”

Inclusive of discontinued operations, the Company reported total net income in the second quarter of $8.0 million, or $0.23 per diluted share, compared to total net income of $15.2 million, or $0.38 per diluted share, in the prior year period.

Conference Call Information

AAR will hold its quarterly conference call at 3:45 p.m. CST on December 17, 2015. The conference call can be accessed by calling 866-802-4322 from inside the U.S. or 703-639-1319 from outside the U.S.  A replay of the conference call will be available by calling 888-266-2081 from inside the U.S. or 703-925-2533 from outside the U.S. (access code 1623126). The replay will be available from 8:15 p.m. CST on December 17, 2015, until 11:59 p.m. CST on December 24, 2015.

About AAR

AAR is a global aftermarket solutions company that employs more than 4,500 people in over 20 countries. Based in Wood Dale, Illinois, AAR supports commercial aviation and government customers through two operating segments: Aviation Services and Expeditionary Services. AAR’s Aviation Services include inventory management; parts supply; OEM parts distribution; aircraft maintenance, repair and overhaul; and component repair. AAR’s Expeditionary Services include airlift operations; mobility systems; and command and control centers in support of military and humanitarian missions. Additional information can be found at www.aarcorp.com.

Contact: Michael Sharp, Vice President, Chief Financial Officer | (630) 227-2110 | michael.sharp@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2015. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Income

(In millions except per share data - unaudited)

	Three Months Ended November 30,		Six Months Ended November 30,
	2015	2014	2015	2014

Sales	$423.8	$403.3	$801.6	$798.4
Cost and expenses:
Cost of sales	363.9	336.1	687.2	668.8
Selling, general and administrative	42.5	40.1	81.9	78.6

Earnings (Loss) from aircraft joint ventures	(0.1)	0.6	(0.4)	1.2

Operating income	17.3	27.7	32.1	52.2

Loss on extinguishment of debt	(0.1)	—	(0.4)	—
Interest expense	(1.5)	(6.6)	(3.5)	(13.0)
Interest income	—	0.1	0.1	0.2

Income from continuing operations before income tax expense	15.7	21.2	28.3	39.4
Income tax expense	5.3	7.3	9.7	13.7
Income from continuing operations attributable to AAR	10.4	13.9	18.6	25.7
Income (Loss) from discontinued operations attributable to AAR	(2.4)	1.3	12.3	3.9
Net income attributable to AAR	$8.0	$15.2	$30.9	$29.6

Earnings (Loss) per share — basic:
Continuing operations	$0.30	$0.35	$0.53	$0.65
Discontinued operations	(0.07)	0.03	0.36	0.10
Earnings per share — Basic	$0.23	$0.38	$0.89	$0.75

Earnings (Loss) per share — diluted:
Continuing operations	$0.30	$0.35	$0.53	$0.65
Discontinued operations	(0.07)	0.03	0.36	0.10
Earnings per share — Diluted	$0.23	$0.38	$0.89	$0.75

Share Data:

Average shares outstanding — Basic	34.4	38.7	34.6	38.7
Average shares outstanding — Diluted	34.6	39.1	34.9	39.2

AAR CORP. and Subsidiaries

Consolidated Balance Sheet Highlights

(In millions except per share data)

	November 30, 2015	May 31, 2015
	(Unaudited)
Cash and cash equivalents	$62.8	$54.7
Current assets	996.2	954.1
Current liabilities (excluding debt accounts)	328.1	343.0
Net property, plant and equipment	205.1	214.8
Total assets	1,534.6	1,515.0
Total debt	170.3	154.0
Stockholders’ equity	862.5	845.1
Book value per share	$24.64	$23.87
Shares outstanding	35.0	35.4

Sales By Business Segment

(In millions - unaudited)

	Three Months Ended November 30,		Six Months Ended November 30,
	2015	2014	2015	2014
Aviation Services	$359.6	$325.9	$675.4	$637.5
Expeditionary Services	64.2	77.4	126.2	160.9
	$423.8	$403.3	$801.6	$798.4

Gross Profit by Business Segment

(In millions - unaudited)

	Three Months Ended November 30,		Six Months Ended November 30,
	2015	2014	2015	2014
Aviation Services	$58.2	$53.9	$108.1	$102.1
Expeditionary Services	1.7	13.3	6.3	27.5
	$59.9	$67.2	$114.4	$129.6

Note: Pursuant to SEC Regulation G, the Company has included the following reconciliation of financial measure reported on a non-GAAP basis to compare financial measures reported on the basis of Generally Accepted Accounting Principles (“GAAP”).

Net Debt

(In millions- unaudited)

	November 30, 2015	November 30, 2014
Total debt	$170.3	$635.3
Less: Cash and cash equivalents	(62.8)	(92.6)
Net debt	$107.5	$542.7